UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. ____)

Check the appropriate box:

† Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

APPLIED UV, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

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NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

APPLIED UV, INC.

150 N. Macquesten Parkway

Mount Vernon, NY 10550

To the Stockholders of Applied UV, Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Applied UV, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), in connection with action taken on September 14, 2021 by written consent, pursuant to Section 228 of the Delaware General Corporation Law, of the stockholders who have the authority to vote a majority of the issued and outstanding shares of common stock, par value $0.0001 per share, to amend our certificate of incorporation (“Certificate of Incorporation”) to increase our authorized preferred stock from 1,000,000 shares of preferred stock, par value $0.0001 per share, to 20,000,000 shares of preferred stock, par value $0.0001 per share.

The details of the foregoing actions and other important information are set forth in the accompanying Information Statement. Our Board of Directors has unanimously approved the above actions.

The amendment to our Certificate of Incorporation will not be effective until filed with the Delaware Secretary of State. We intend to file the amendment to our Certificate of Incorporation not less than twenty (20) calendar days after the accompanying Information Statement is first mailed to our stockholders.

No action is required by you. The accompanying Information Statement is furnished to you only to inform you of the actions described above before they take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is being furnished to you on or about September 14, 2021.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. The holders of a majority of our outstanding shares of common stock have voted to approve the actions described herein by written consent in lieu of a meeting. Such written consent is sufficient to satisfy the stockholder vote requirement under DELAWARE law, and no additional votes will consequently be needed to approve these actions.

The Information Statement is also available at the Securities and Exchange Commission’s website, www.sec.gov.

Dated: September 14, 2021	Sincerely,

/s/ Keyoumars Saeed
Keyoumars Saeed, Chief Executive Officer

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APPLIED UV, INC.

150 N. Macquesten Parkway

Mount Vernon, NY 10550

INFORMATION STATEMENT

September 14, 2021

This Information Statement is being furnished to the stockholders of Applied UV, Inc., a Delaware corporation (“Applied UV” the “Company,” “we,” “us,” or “our”) to advise them of corporate actions approved without a meeting by less than unanimous written consent of stockholders. This action is the adoption of an amendment (the “Charter Amendment”) to our certificate of incorporation (the “Certificate of Incorporation”) to increase our authorized preferred stock from 1,000,000 shares of preferred stock, par value $0.0001 per share, to 20,000,000 shares of preferred stock, par value $0.0001 per share.

The Charter Amendment requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon.

There are no rights of appraisal or similar rights of dissenters with respect to the Charter Amendment.

A copy of the Charter Amendment is attached to this Information Statement as Appendix A.

We are sending this Information Statement to our stockholders of record as of the close of business on September 14, 2021 (the “Record Date”). As of such date, there were outstanding 9,415,386 shares of our common stock. The holders of our outstanding shares of common stock are entitled to one vote per share registered in their names on our books at the close of business on such date.

Our Board of Directors, on September 13, 2021, has approved, and stockholders holding an aggregate of 5,000,000 shares (approximately 53.1%) of our outstanding shares of common stock on September 14, 2021, have consented in writing to, the Charter Amendment. Accordingly, all corporate actions necessary to authorize the Charter Amendment has been taken. Under Section 228 of the Delaware General Corporation Law (as the same may be supplemented or amended from time to time, the “DGCL”), any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least a majority of the voting power that would be necessary to authorize or take such action at a meeting. Prompt notice of the approval of the Charter Amendment must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting. This information statement constitutes the notice required by Section 228 of the DGCL.

In accordance with the regulations under the Securities Exchange Act of 1934, as amended, the Charter Amendment will not become effective until at least twenty (20) days after we have furnished this Information Statement to our stockholders. Promptly following the expiration of this twenty (20)-day period, we intend to file the Charter Amendment with the Delaware Secretary of State. The Charter Amendment will become effective upon its filing with the Delaware Secretary of State.

PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our executive offices are located at 150 N. Macquesten Parkway, Mount Vernon, NY 10550.

This Information Statement is first being sent or given to the holders of our outstanding shares of common stock and the holders of our Series X Super Voting Preferred Stock, our only classes of voting securities outstanding, on or about September 14, 2021. Each holder of record of shares of our Series X Super Voting Preferred Stock and shares of common stock at the close of business on September 14, 2021, is entitled to receive a copy of this Information Statement.

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FREQUENTLY ASKED QUESTIONS

The following questions and answers are intended to respond to frequently asked questions concerning the actions approved by our Board of Directors and a majority of the stockholders entitled to vote. These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Information Statement, as well as its appendices and the documents incorporated by reference in this Information Statement.

Q:	WHY AREN’T WE HOLDING A MEETING OF STOCKHOLDERS?

A:	Our Board of Directors has already approved the Charter Amendment and has received the written consent of a majority of the voting interests entitled to vote on such actions. Under the DGCL these actions may be approved by the written consent of a majority of the voting interests entitled to vote on such matters. Since we have already received written consents representing the necessary number of votes, a meeting is not necessary and represents a substantial and avoidable expense.

Q:	WHAT ARE THE PURPOSES OF THE INCREASE IN AUTHORIZED PREFERRED STOCK?

A:

The purposes of the Charter Amendment are to authorize additional shares of preferred stock for raising capital for general corporate purposes and funding our business acquisition strategy. On the other hand, the future issuance of additional shares of our common stock, other than a pro rata basis to existing stockholders, will dilute the ownership of the current stockholders, as well as their proportionate voting rights.

The Board of Directors will have the power to issue shares of preferred stock in one or more other classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the holders of our common stock. Depending upon the exact terms, limitations and relative rights and preferences, of the shares of our preferred stock as determined by the Board of Directors at the time of issuance, the holders of shares of our preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Company, redemption rights, rights to convert their shares of preferred stock into shares of our common stock, and voting rights which would tend to dilute the voting control of the Company by the holders of shares of our common stock. Depending on the particular terms of any series of the preferred stock, holders thereof may have significant voting rights and the right to representation on the Company’s Board of Directors. In addition, the approval of the holders of shares of preferred stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers.

Q:	CAN I REQUIRE YOU TO PURCHASE MY STOCK?

A:	No. Under the DGCL, you are not entitled to appraisal and purchase of your stock as a result of the Charter Amendment.

Q:	WHO WILL PAY THE COSTS OF THE CHARTER AMENDMENT?

A:	We will pay all of the costs of the Charter Amendment, including distributing this Information Statement. To the extent applicable, we may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our shares of common stock. We are not soliciting any proxies and will not contract for other services in connection with the stockholder action approving the Charter Amendment.

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AMENDMENT OF CERTIFICATE OF INCORPORATION

Our Board of Directors and stockholders holding a majority of our outstanding shares of common stock (the “Majority Stockholders”) have approved the Charter Amendment to increase our authorized preferred stock from 1,000,000 shares of preferred stock, par value $0.0001 per share, to 20,000,000 shares of preferred stock, par value $0.0001 per share.

We intend to file, as soon as practicable on or after the twentieth (20th) day after this Information Statement is mailed to our stockholders, the Charter Amendment effectuating the above-described amendment with the Delaware Secretary of State. The Charter Amendment will become effective on the date it is accepted for filing with the Delaware Secretary of State. It is presently contemplated that such filing will be made on or after October 5, 2021.

INCREASE IN AUTHORIZED PREFERRED STOCK

Our Certificate of Incorporation authorizes us to issue 1,000,000 shares of preferred stock, par value $0.0001 per share. Our Board of Directors and the Majority Stockholders have approved the Charter Amendment to increase the authorized capital to 20,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, there are 1,000,000 shares of preferred stock authorized, 10,000 of which have been designated as Series X Super Voting Preferred Stock (the “Series X Preferred Stock”) and 990,000 have been designated 10.5% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”).

The increase in the number of authorized shares of blank check preferred stock will not have any immediate effect on the rights of our existing stockholders. However, our Board of Directors will have the authority to issue authorized shares of preferred stock at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without requiring future stockholder approval of such issuances, except as may be required by applicable law or applicable stock exchange regulations.

The Charter Amendment will not affect the par value of our preferred stock. As a result, on the effective date of the Charter Amendment, the stated capital on our balance sheet attributable to our preferred stock will remain the same. The per share net income or loss and net book value of our common stock will remain the same.

The Charter Amendment will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Description of Preferred Stock

General. We are a Delaware corporation, and our affairs are governed by our Certificate of Incorporation, our by-laws and the DGCL. The following is a summary description relating to our blank check preferred stock and does not purport to be complete and is qualified in its entirety by our Certificate of Incorporation and by-laws. Our Board of Directors believes that the increase in authorized shares of preferred stock is desirable in order to provide us with a greater degree of flexibility to issue shares of preferred stock, without the expense and delay of a special stockholders’ meeting, in connection with future equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes. At the present time, we have no plans, proposals or arrangements, written or otherwise, to issue any of the shares of our preferred stock.

We are currently authorized to issue 1,000,000 blank check shares of preferred stock, $0.0001 par value per share with designations, rights and preferences determined from time to time by our Board of Directors, 10,000 shares of which are Series X Preferred Stock and 990,000 shares of which are Series A Preferred Stock. There are currently 2,000 shares of Series X Preferred Stock issued and outstanding and 552,000 shares of Series A Preferred Stock issued and outstanding.

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Blank Check Preferred Stock. After the effectiveness of the Charter Amendment, 19,000,000 shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Shares of preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

We do not have any current plans, proposals or arrangements, written or otherwise, to create or issue any additional shares of preferred stock using the “blank check” authority afforded our Board of Directors by our Certificate of Incorporation. However, our Board of Directors believes that this authority is beneficial because it provides us with increased flexibility in pursuit of equity financing. Having authorized “blank check” preferred stock permits us to issue preferred stock for purposes that may be identified in the future, including (i) to raise additional capital or (ii) to engage in a range of investment and strategic opportunities through equity financings. The shares of preferred stock permit our Board of Directors to undertake the foregoing actions on an expedited basis, without the delay and expense ordinarily attendant on obtaining further shareholder approvals. In addition, our Board of Directors believes that having authorized “blank check” preferred stock improves our ability to attract needed investment capital, as various series of the preferred stock may be customized to meet the needs of any particular transaction or market conditions. “Blank check” preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital. In particular, in recent years, smaller companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and the issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in shares of common stock.

The issuance of additional preferred stock could affect the relative rights of the holders of our shares of common stock. Depending on the exact powers, preferences and rights, if any, of the preferred stock as determined by our Board of Directors at the time of issuance, the voting power and economic interest of the holders of our shares of common stock may be diluted (within the limits imposed by applicable law or the rules of any exchange on which our securities may be listed on). For example, the holders of preferred stock may be entitled to (i) certain preferences over the holders of our shares of common stock with respect to dividends or the power to approve the declaration of a dividend, (ii) in the event of liquidation of our company, receive a certain amount per share of their preferred stock before the holders of our shares of common stock receive any distribution, (iii) rights to convert their preferred stock into shares of common stock, and (iv) voting rights which would tend to dilute the voting rights of the holders of our shares of common stock. The aforementioned are only examples of how additional shares of our preferred stock, if issued, could result in:

•	Reduction of the amount of funds otherwise available for payment of dividends on our shares of common stock;

•	Restrictions on dividends on our shares of common stock;

•	Dilution of the voting power of our shares of common stock; and

•	Restrictions on the rights of holders of our shares of common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock.

Possible Anti-Takeover Effects of the Proposed Increase in Authorized Preferred Stock

The increase in authorized number of shares of preferred stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our company without further action by our stockholders. Authorized and unissued shares of preferred stock could be issued (within the limits imposed by applicable law or the rules of any exchange on which our securities may be listed on) in one or more transactions. Any such issuance of additional shares of preferred stock could, depending on the terms of the class or series, have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

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The Charter Amendment has not been made in response to, and is not being presented to deter, any effort to obtain control of us. There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

No Dissenters’ Rights

Under the DGCL and our Certificate of Incorporation, holders of our voting securities are not entitled to any rights of appraisal or similar rights of dissenters with respect to the Charter Amendment.

Financial Information

Our audited consolidated financial statements and accompanying notes filed with our Annual Report (our “Annual Report”) on Form 10-K for the year ended December 31, 2020, are incorporated herein by reference.

Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report on Form 10-Q (our “Q1 Quarterly Report”) for the quarterly period ended March 31, 2021 are incorporated herein by reference.

Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report on Form 10-Q (our “Q2 Quarterly Report”) for the quarterly period ended June 30, 2021 are incorporated herein by reference.

Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part II of our Q1 Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part II of our Q2 Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, our only outstanding class of voting stock, known by us as of the Record Date, by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

Unless otherwise noted, the address of each person below is c/o Applied UV, Inc., 150 N. Macquesten Parkway Mount Vernon, NY 10550.

.

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Title of Class: Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class (1) (2)
Directors and Executive Officers

Keyoumars Saeed	89,308		0.95%
Max Munn (3)	5,149,853	(4)	54.7	%(4)
James Doyle	38,275		0.41%
Joel Kanter	35,500		0.38%
Alastair Clemow	35,000		0.37%
Eugene Bauer	35,000		0.37%
Eugene Burleson	35,000		0.37%
Dallas Hack	25,000		0.27%
All directors and executive officers as a group	5,442,936		57.8%
5% Shareholders
The Munn Family 2020 Irrevocable Trust	5,000,000		53.1%
Fakhruddin Holdings FZC	785,714		8.3%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. For this purpose, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares (a) the power to vote, or to direct the voting of, such security and/or (b) the power to dispose, or to direct the disposition of, such security. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within sixty (60) days of the Record Date are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentages based upon 9,415,386 shares of common stock outstanding as of the Record Date.

(3)	Mr. Munn is also the beneficial owner of 2,000 shares of Series X Super Voting Preferred Stock, which is entitled to vote with the Company’s common stock at a rate of 1,000 votes per share.

(4)	Includes (i) 5,000,000 shares which are held in the name of The Munn Family 2020 Irrevocable Trust, for which the spouse of Max Munn is the trustee; (ii) 80,000 shares underlying a warrant issued to Mr. Munn; (iii) 1,000 vested shares underlying an option granted to Mr. Munn as director compensation and (iv) 68,853 vested shares underlying an option granted to Mr. Munn pursuant to his employment agreement.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO

MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the Charter Amendment, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” None of our directors opposed Charter Amendment.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov ) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

You may request a copy of these filings, at no cost, by writing Applied UV, Inc. at 150 N. Macquesten Parkway, Mount Vernon, NY 10550 or telephoning the Company at (914) 665-6100. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the Stockholders only for information purposes in connection with the Charter Amendment, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

Dated September 14, 2021	Applied UV, Inc.

/s/ Keyoumars Saeed
Keyoumars Saeed
Chief Executive Officer

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Appendix A

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Applied UV, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of Applied UV, Inc., by unanimous written consent, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and seeking the written consent of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by deleting in its entirety Section 1 to ARTICLE IV of the Certificate of Incorporation and replacing such deleted language with the following:

“Section 1. Number of Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue shall be One Hundred Seventy Million (170,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated as “Common Stock” and “Preferred Stock.” The Corporation shall be authorized to issue One Hundred Fifty Million (150,000,000) shares of Common Stock, each share to have a par value of $0.0001 per share, and Twenty Million (20,000,000) shares of Preferred Stock, each share to have a par value of $0.0001 per share.”

SECOND: That thereafter, the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders’ meeting at which all shares entitled to vote thereon were present and voted, approved of the proposed amendment by written consent in lieu of a meeting pursuant to Section 228(a) of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on October [*], 2021.

By:	/s/ Keyoumars Saeed
Name: Keyoumars Saeed
Title: Chief Executive Officer

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